Exhibit 99.1

CONTACT:
Scott Wenhold +1-770-644-3062
Vice President and Treasurer
PRESS RELEASE:
Graphic Packaging Announces Early Tender Results of Offer to Purchase
Marietta, Georgia – June 15, 2009 – Graphic Packaging International, Inc. (“Graphic Packaging”), a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), announced today that, as of 5:01 p.m., New York City time, on June 12, 2009 (the “Early Tender Date”), $397.8 million aggregate principal amount, or 93.59%, of notes have been validly tendered and not validly withdrawn in connection with its previously announced cash tender offer to purchase up to $225 million aggregate principal amount of its outstanding 8.50% Senior Notes due August 2011, with CUSIP number 38869PAB0 (the “Notes”).
The amount of Notes that will be purchased will be prorated based on the aggregate principal amount of Notes validly tendered in the tender offer. Holders who validly tender their Notes by the Early Tender Date, and whose Notes are accepted for payment, will receive $1,021.25 per $1,000 principal amount of Notes tendered.
The tender offer is scheduled to expire at 8:00 a.m., New York City time, on Monday, June 29, 2009, unless extended or earlier terminated (the “Expiration Date”).
In addition to the consideration described above, holders of Notes validly tendered and accepted for purchase will receive accrued and unpaid interest on the Notes from the last interest payment date for the notes up to, but not including, the settlement date for the Notes. Settlement for all Notes validly tendered and accepted for purchase is expected to be on or about June 29, 2009.
Graphic Packaging may amend, extend or, subject to certain conditions, terminate the tender offer. Except in certain circumstances as required by law, Notes tendered may not be withdrawn. The Offer to Purchase dated June 1, 2009 and the related Letter of Transmittal set forth a complete description of the terms and conditions of the tender offer. Holders are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the tender offer. The Offer to Purchase and related Letter of Transmittal were distributed to holders beginning June 1, 2009.
Graphic Packaging has retained Banc of America Securities LLC as the exclusive dealer manager in connection with the tender offer. Graphic Packaging has retained Global Bondholder Services Corporation to serve as the depository agent and information agent for the tender offer. Questions regarding the tender offer and requests for documents may be directed to Banc of America Securities LLC, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the Offer to Purchase and related Letter of Transmittal may also be obtained from the information agent, Global Bondholder Services Corporation at (866) 795-4500 (U.S. toll-free) and (212) 430-3774 (collect).
This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated June 1, 2009.

About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The company is the largest global producer of folding cartons and holds a leading market position in coated unbleached kraft paperboard, coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. The company strives to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low cost paperboard mills and converting plants, proprietary carton and packaging designs and commitment to customer service. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.
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Forward Looking Statements
Any statements of the company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the tender offer, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. These risks and uncertainties include, but are not limited to, the company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the company’s periodic filings with the SEC.